UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2011
GLOBAL INDUSTRIES, LTD.
(Exact Name of Registrant as Specified in Its Charter)

Louisiana (State or Other Jurisdiction of Incorporation)	0-21086 (Commission File Number)	72-1212563 (I.R.S. Employer Identification No.)

8000 Global Drive
Carlyss, Louisiana (Address of Principal Executive Offices)	70665 (Zip Code)
Registrant’s telephone number, including area code: (337) 583-5000
n/a
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On March 17, 2011, William J. Doré, James L. Payne and Michael J. Pollock notified Global Industries, Ltd. (the “Company”) that they do not wish to stand for re-election as a director of the Company at the Company’s 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”). Messrs. Doré, Payne and Pollock will each continue to serve as a director of the Company until the expiration of their terms at the conclusion of the 2011 Annual Meeting, which is expected to be held on May 18, 2011. The decision of Messrs. Doré, Payne and Pollock not to stand for re-election was not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
     In commenting on the decisions, John A. Clerico said that the Company thanks each of these directors for his many years of service as a member of the Board of Directors. Mr. Clerico said that each of these directors have been outstanding and exemplary members of the Board of Directors and their services will be missed. Mr. Payne has served on the Company’s Board of Directors for more than a decade and has decided not to stand for re-election in order to focus on his responsibilities as Chairman of the Board of Directors and Chief Executive Officer of Shona Energy Company, Inc. Mr. Doré, the Company’s founder, had agreed to join the Company’s Board of Directors in December 2008 for a short period after the departure of the Company’s then Chief Executive Officer to assist in the transition to John B. Reed, the current Chief Executive Officer. Mr. Clerico noted that the Board of Directors had determined to reduce the size of the Board from eleven members to nine members and that, in addition to the eight existing directors that will be nominated for re-election, the Board of Directors would be nominating Charles R. Enze for election at the 2011 Annual Meeting.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INDUSTRIES, LTD.
By:	/s/ John B. Reed
John B. Reed
Chief Executive Officer

March 17, 2011